Exhibit 10.1

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”), dated January 20, 2015, amends the Executive Employment Agreement, effective as of March 1, 2013, as amended on April 30, 2013 (the “Agreement”), by and between HMS Holdings Corp. (the “Company”), and William C. Lucia (the “Executive”).

1.                                      TERMS.

Capitalized terms used in this Amendment and not defined below shall have the meanings given to such terms in the Agreement.  References to sections are references to sections of the Agreement and not of this Amendment.

2.                                      EFFECT OF AMENDMENT.

This Amendment amends the Agreement solely to the extent expressly provided below as of the commencement of the Agreement Term (as such term is amended herein).  In all other respects, the Agreement continues in full force and effect and is ratified in all respects.  Any references in the Agreement to the “Agreement” will be deemed to mean the Agreement as amended by this Amendment.

3.                                      AMENDMENTS.

3.1  Amendment to Section 2 (Term of Agreement).  Section 2 of the Agreement is hereby amended to replace “March 1, 2013” with “March 1, 2015” and “February 28, 2015” with “February 28, 2018” in all instances.

3.2  Amendment to Section 6(b) (Termination Without Cause or Resignation for Good Reason).  Section 6(b) of the Agreement  is hereby amended to include the following modifications: (i) Section 6(b)(iii) shall become a new Section 6(b)(iv) and in the second sentence of that section, “Section 6(b)(i), (ii), or 6(c)” shall be replaced with “Section 6(b)(i), (ii) or (iii) or Section 6(c)”; and (ii) the following language shall be inserted in Section 6(b)(iii): “Vesting.  In the event that the Executive’s employment with the Company is terminated pursuant to Section 6(b), notwithstanding the provisions of the terms of any equity award, the Executive will be treated as continuing in service for purposes of vesting any equity award until the earliest to occur of (I) the end of the Noncompetition Period (as defined in the Restrictive Covenants Agreement), (II) the last of the applicable vesting dates under such awards, or (III) the termination or violation of the Restrictive Covenants Agreement.”

3.3  Amendment to Section 6(c) (Change in Control).  Section 6(c) of the Agreement is hereby amended to include the following modifications: (i) a new second sentence is added to read as follows:  “In addition, notwithstanding Section 6(b)(iii), if the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason and a Change in Control occurs within 6 months following such termination, then with respect to any equity awards outstanding or deemed to be outstanding, or canceled or forfeited as a result of the Executive’s termination or such Change in Control, the Executive shall receive a cash payment equal to the excess of the amount he would have received for such equity awards if he were continuing in service as of the date of the Change in Control and terminated immediately thereafter over the amount actually received, paid in a single lump sum payment at the time provided in the foregoing sentence.”; and (ii) the last sentence of Section 6(c) is amended in its entirety to read as follows:  “If a Change in Control occurs while the Executive is employed or receiving benefits pursuant to Section 6(b) and before the Agreement End Date, this Section 6(c) will continue to apply (including with respect to a termination without Cause or resignation for Good Reason during the 24 months following such Change in Control) notwithstanding the terms of Section 2 above that would otherwise terminate the protections of Section 6(b) and 6(c) when the Agreement End Date is reached.”.

3.4  Amendment to Section 6 (Termination).  Section 6 of the Agreement is hereby amended to include the following language after Section 6(f):  “(g)  Limitation on Benefits.  Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to the Executive, or for the Executive’s benefit, under any other Company plan or agreement (such payments or benefits, the “Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount, the “Limited Benefit Amount”).

A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Section 6(g) and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm, executive compensation consulting firm or law firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Executive and to the Company within ten (10) business days of the date on which the Executive’s right to the Benefits is triggered (if requested at that time by the Executive or by the Company) or such other time as reasonably requested by the Executive or by the Company. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery to the Executive of the Determination that the Executive disputes such Determination, the Determination shall be binding, final and conclusive upon the Executive and the Company. If the Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish to the Executive and to the Company, in writing, a summary of the assumptions and calculations made by the Firm to support its conclusion that no Excise Tax will be imposed with respect to any such Benefits.

Any reduction in payments and/or benefits pursuant to this Section 6(g) to effectuate the Limited Benefit Amount shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Executive.”

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the day and year first written above.

HMS HOLDINGS CORP.

By:	/s/ Eugene V. DeFelice

Name:	Eugene V. DeFelice

Title:	Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE

/s/ William C. Lucia

William C. Lucia